Exhibit 99.1

Appalachian Bancshares Cooperates with Regulators During Tough Economic Times

ELLIJAY, Ga. April 30, 2009 (PRIME NEWSWIRE) — Appalachian Bancshares, Inc. (NASDAQ: APAB), holding company for Appalachian Community Bank, Appalachian Community Bank, F.S.B., and Appalachian Real Estate Holdings, Inc. reports cooperation with regulators.

Tracy Newton says, “With our current economic crisis in full swing, my mind turned to the fact that our Bank celebrated its 14th anniversary of operation on March 3, 2009. Ten local citizens believed that our rural mountain area would support a locally-owned community bank, met for the first time in September of 1993. The group decided to pursue the challenge of obtaining a State Banking Charter and FDIC Deposit Insurance and began the arduous process in October 1993.”

This group believed in the future economic viability of Gilmer County and the North Georgia area. However, the organizing group was met with fierce resistance stemming from the fact that our country had just endured a significant recessionary period from 1989 to 1992. Concerns were vented against the viability of our plan by competitors and community members alike. On the other hand, deep commitments were made by the organizers and other community members in support of the proposed community bank business model.

More importantly the chartering and insuring authorities believed in our group and relied on our commitment to work hard to create a profitable community bank and granted permission for us to proceed. Then, over 900 local individuals representing over 700 families invested $5.6 million dollars to meet the beginning capital requirement and believed in our business plan. Customers came when we the doors opened and 14 years later, even in the face of the worst economic conditions we have faced, we are fortunate to continue operating as a local community banking company.

As everyone knows, 2008 began a steep and persistent decline in the overall economy that has negatively affected large and small businesses alike. We have not been immune to these troubled times, as our primary economic driver, real estate, has felt the brunt of this crisis. Our bank, along with a vast number of banks in the state and nation, is now dealing with many troubled borrowers and working diligently through the issues with our sights on positive outcomes. Since over 70% of our local economic performance is directly or indirectly impacted by the real estate market, it is natural that the composition of our loan portfolio is secured by real estate. Therefore, we are experiencing elevated levels of problem loans.

Given our concentration in real estate loans and the significant slow down in real estate sales in our markets, we have been working very closely with our regulatory authorities and have agreed to consent to a formal agreement of improvement with the Department of Banking and Finance and the Federal Deposit Insurance Corporation. A Cease and Desist Order was issued to Appalachian Community Bank pursuant to a joint decision which outlines a specific plan to bring Appalachian back to an acceptable level of performance. The consent order became effective on April 24, 2009. This formal agreement between the regulators and the Bank is designed to make sure the bank is correcting identified problems in a good faith effort on the part of both the Board of Directors and the bank’s management team.

Although the bank had begun the hard work needed months before the agreement was signed, the regulatory action includes:

1.	Increasing Board participation in the affairs of the Bank;
2.	Having and retaining qualified management and prior notification to supervisory authorities of any additions to the Board or senior executives;
3.	Maintaining Tier 1 Capital of 8%, Total Risk-Based Capital of 10%, maintaining a fully funded Allowance for Loan and Lease Losses, and paying no cash dividends or executive bonuses without prior written approval of regulators;
4.	Formulation of a written plan to reduce classified loans in accordance with a defined reduction schedule;
5.	No extensions of additional credit to troubled borrowers, with few exceptions where the extension is in the best interest in the best interest of the Bank;
6.	Charge off or collection of assets classified “Loss” and 50% of assets classified “Doubtful”;
7.	Review and refinement of an approved policy to determine and maintain the adequacy of Allowance for Loan Losses;
8.	Analysis and reduction concentrations of credit;
9.	Adoption of an effective loan review program;
10.	Formulation and implementation of an approved written profit plan and comprehensive budget;
11.	Implementation of a weekly liquidity monitoring process and adoption of a written liquidity contingency funding plan;
12.	No acceptance, renewal or rollover of any “brokered deposits” without applying for and receiving a brokered deposit waiver from the FDIC;
13.	Reporting progress to regulators on a quarterly basis.

Once again we find ourselves redoubling our efforts, as in the beginning to fulfill a deep commitment to our regulators, customers, shareholders and stakeholders. Again, our Directors and Staff believe in the economic future of mountain service area and are committed to use current and additional resources as needed to overcome our challenges as we continue provide community minded banking services.

About Appalachian Bancshares, Inc.

The Company is based in Ellijay, Georgia, and is the holding company of Appalachian Community Bank, a Georgia state-chartered bank, Appalachian Community Bank, F.S.B., a federally-chartered thrift and Appalachian Real Estate. The Company, through Appalachian Community Bank (which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank) and Appalachian Community Bank, F.S.B., provides a full range of community banking services to individuals and to small and medium-sized businesses, through its thirteen banking offices, located in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville, McCaysville, Dahlonega and Dalton, Georgia, and in Ducktown, Tennessee, and Murphy, North Carolina. The Company’s common stock trades on the NASDAQ Global Market under the symbol APAB. For more information, please visit the Company’s website at www.apab.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:	Appalachian Bancshares Inc.

Danny F. Dukes

706-276-8000

dfdukes@apab.com